Exhibit 99.1

Primis Financial Corp. Announces Election of New Board Members Scott Gamble and Brock Saunders

For immediate release

May 27, 2026

McLean, Virginia, May 27, 2026 –Primis Financial Corp. (NASDAQ: FRST) (“Primis” or the “Company”) and its wholly-owned subsidiary Primis Bank, today announced that Mr. Scott R. Gamble and Mr. J. Brock Saunders were elected to Primis’ Board of Directors at its annual meeting of shareholders.

Mr. Scott R. Gamble is a Principal at Patriot Financial Partners, L.P. and has more than 38 years of banking experience. Prior to joining Patriot, Mr. Gamble served as Regional President for BB&T’s Greater Delaware Valley Region, where he oversaw commercial and retail management teams as well as commercial real estate and regional corporate lending teams. Mr. Gamble also currently serves on the boards of First Bank (NASDAQ: FRBA) and Fortis Financial Inc., a privately held company. He holds a Bachelor of Arts in Business Administration from Grove City College and has completed additional training in management and capital markets. Mr. Gamble’s extensive experience in commercial and retail banking, as well as business development for community offices and business centers, positions him well to contribute to Primis’ Board of Directors.

Mr. J. Brock Saunders is the Managing Partner at Mattock Capital, a Richmond-based family office investing in a diverse set of alternative investments. Prior to Mattock Capital, Mr. Saunders was President and Chief Investment Officer at James River Capital Corp., an investment management firm, and earlier in his career, was a Partner at Pleasant Lake Partners, a New York-based hedge fund. He began his career at Citigroup as a high-yield credit trader and later served as Global Head of Equity Trading in London within the firm’s proprietary trading business. Mr. Saunders earned a Bachelor of Arts in both government and history from the University of Virginia, where he also served on the Honor Committee. His broad experience across financial services, including capital markets and investing, brings valuable perspective to Primis’ Board.

Dennis J. Zember, Jr., President and Chief Executive Officer of the Company, stated, "I am excited to welcome Scott and Brock to the Primis and Primis Bank Board of Directors. Both individuals are valued contributors and well-known to our Company. We are thrilled to have the benefit of their experience and counsel as full members of our corporate and bank boards."

Mr. Robert Clagett and Mr. Charles Kabbash did not stand for reelection at the Company’s annual meeting of shareholders, and as a result, Mr. Gamble and Mr. Saunders will fill their respective seats on the Company Board. Primis thanks Mr. Clagett and Mr. Kabbash for their dedicated service and valuable contributions to the Primis Board of Directors during their tenure.

About Primis Financial Corp.

As of March 31, 2026, Primis had $4.3 billion in total assets, $3.4 billion in total loans held for investment and $3.4 billion in total deposits. Primis Bank provides a range of financial services to individuals and small- and medium-sized businesses through twenty-four full-service branches in Virginia and Maryland and provides services to customers through certain online and mobile applications.

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Primis Financial Corp.
Matthew A. Switzer, EVP and CFO	1676 International Drive, Suite 900
Phone: (703) 893-7400	McLean, VA 22102

Primis Financial Corp., NASDAQ Symbol FRST

Website: www.primisbank.com